Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Actinium Pharmaceuticals, Inc. on Form S-8 of our report dated March 25, 2022, with respect to our audits of the consolidated financial statements of Actinium Pharmaceuticals, Inc. as of December 31, 2021 and 2020 and for the years ended December 31, 2021 and 2020 appearing in the Annual Report on Form 10-K of Actinium Pharmaceuticals, Inc. for the year ended December 31, 2021.

/s/ Marcum llp

Marcum llp

Houston, Texas

August 19, 2022